                                                                    EXHIBIT 99.2

MICROSOFT CORPORATION
SAVINGS PLUS PLAN

FINANCIAL STATEMENTS FOR THE
TWO YEARS ENDED DECEMBER 31, 1994, AND
NINE MONTHS ENDED DECEMBER 31, 1992, AND
INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

Plan Administrator
Microsoft Corporation Savings Plus Plan
Redmond, Washington

We have audited the accompanying statements of assets available for benefits of the Microsoft Corporation Savings Plus Plan (the Plan) as of December 31, 1994 and 1993, and the related statements of changes in assets available for benefits for the two years ended December 31, 1994, and the nine months ended December 31, 1992. These financial statements are the responsibility of the Plan administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by the Plan administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the assets available for benefits of the Plan as of December 31, 1994 and 1993, and the related statements of changes in assets available for benefits for the two years ended December 31, 1994, and the nine months ended December 31, 1992, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment as of December 31, 1994, and reportable transactions for the year then ended are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/  DELOITTE & TOUCHE LLP

Seattle, Washington
July 10, 1995






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MICROSOFT CORPORATION SAVINGS PLUS PLAN

STATEMENTS OF ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1994 AND 1993

                                                                                      1994                   1993
                                                                                  ------------           ------------
ASSETS:
      Investments held by trustee at fair value:
            Microsoft Corporation Stock Fund                                      $ 96,047,305           $ 57,717,671
            Fidelity Magellan Fund                                                  30,791,846             19,930,432
            Fidelity U.S. Equity Index Fund                                         23,368,129             20,685,406
            Fidelity Retirement Money Market Fund                                   19,881,402             16,776,143
            Fidelity Growth Company Fund                                            17,814,128             11,638,038
            Fidelity Intermediate Bond Fund                                         15,775,411             14,653,568
            Fidelity Overseas Fund                                                  11,290,171              5,292,574
      Participant loans receivable                                                   1,867,625              1,122,588
                                                                                  ------------           ------------
ASSETS AVAILABLE FOR BENEFITS                                                     $216,836,017           $147,816,420
                                                                                  ============           ============










See notes to financial statements.                                           2

MICROSOFT CORPORATION SAVINGS PLUS PLAN

STATEMENTS OF CHANGES IN ASSETS
AVAILABLE FOR BENEFITS
TWO YEARS ENDED DECEMBER 31, 1994, AND
NINE MONTHS ENDED DECEMBER 31, 1992


                                                                           1994                   1993                   1992
                                                                       ------------           ------------           ------------
ADDITIONS:
      Investment income:
            Interest and dividends                                     $  4,440,600           $  4,978,058           $  2,530,108
            Net appreciation in fair value of
                  investments                                            25,559,250                328,116              4,705,139
                                                                       ------------           ------------           ------------
                        Total net investment income                      29,999,850              5,306,174              7,235,247

      Contributions:
            Employer                                                     10,616,736              8,539,976              5,003,882
            Employee                                                     35,374,522             26,901,086             16,310,632
                                                                       ------------           ------------           ------------
                        Total contributions                              45,991,258             35,441,062             21,314,514
                                                                       ------------           ------------           ------------
                        Total additions                                  75,991,108             40,747,236             28,549,761

DEDUCTIONS:
      Benefits paid to participants                                       6,971,511              2,734,102              1,320,423
                                                                       ------------           ------------           ------------
CHANGES IN ASSETS AVAILABLE
      FOR BENEFITS                                                       69,019,597             38,013,134             27,229,338

ASSETS AVAILABLE FOR BENEFITS:
      Beginning of year                                                 147,816,420            109,803,286             82,573,948
                                                                       ------------           ------------           ------------
      End of year                                                      $216,836,017           $147,816,420           $109,803,286
                                                                       ============           ============           ============










See notes to financial statements.                                          3

MICROSOFT CORPORATION SAVINGS PLUS PLAN

NOTES TO FINANCIAL STATEMENTS
TWO YEARS ENDED DECEMBER 31, 1994, AND
NINE MONTHS ENDED DECEMBER 31, 1992

NOTE 1:      DESCRIPTION OF THE PLAN AND
             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    PLAN DESCRIPTION: The Microsoft Corporation Savings Plus Plan (the Plan) is a defined contribution plan. All employees of Microsoft Corporation (the Company) who have reached 18 years of age may enroll during the month following completion of six months of service or during any subsequent quarterly enrollment period. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan is administered by the Vice President of Human Resources and Administration of Microsoft Corporation.

    CONTRIBUTIONS: Participants may contribute from 1% to 15% of their compensation, tax deferred, through payroll deductions up to a maximum of $9,240 under current law. The amount of a participant's tax-deferred contributions may be subject to limitations. Participant contributions may be suspended at any time. Contributions may be reinstated on the first day of the quarter that is at least six months after contributions were suspended.

    The Company makes a matching contribution equal to 50% of a participant's contributions up to 6% of the participant's individual compensation. Company contributions are funded on a semimonthly basis.

    VESTING: Employee contributions are fully vested immediately. Employer contributions vest fully upon completion of two years of service by a participant, or when a participant reaches age 65, dies, or becomes disabled.

    DISTRIBUTIONS: Participants may make a withdrawal from the vested portion of their account if the Plan administrator determines a withdrawal is necessary to avoid a financial hardship or if the participant is at least 59-1/2 years of age.

    FORFEITURES: Any nonvested interest of a terminated employee shall not be forfeited to the Plan until a one-year period of severance service has passed. At this time, the forfeited amount is distributed to the Plan. If a terminated employee is reemployed before five consecutive one-year periods of severance have passed, the forfeited amount will be reallocated to the individual's account.

    ADMINISTRATIVE EXPENSES: Expenses for administration of the Plan are paid by the Company.

    PLAN AMENDMENT AND TERMINATION: The Company has the right to modify, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, account balances will be fully vested and will be distributed in the form and manner determined by the Plan administrator.

    VALUATION OF INVESTMENTS AND PARTICIPANT LOANS: Investments are recorded at fair value. Security transactions are accounted for as of the trade date. Fair market value is based on quoted prices. Loans to participants are recorded at contract value, which approximates fair value. Dividend income is recorded on the ex-dividend date and interest income is recorded as earned.

NOTE 2:      INVESTMENTS

Fidelity Investments (Fidelity) is trustee of the Plan. All Plan investments are held by Fidelity. Investment funds available to participants are summarized as follows:

    MICROSOFT CORPORATION STOCK FUND: The Microsoft Corporation Stock Fund consists entirely of the Company's common stock.

    FIDELITY U.S. EQUITY INDEX FUND: The Fidelity U.S. Equity Index Fund consists mainly of common stocks of the companies that make up Standard & Poor's 500 Index. The fund seeks investment results that correspond to the total return performance of United States publicly traded common stocks.

    FIDELITY RETIREMENT MONEY MARKET FUND: The Fidelity Retirement Money Market Fund strives to maintain a stable $1 share price while its yield will fluctuate with changes in market conditions. The fund seeks as high a level of current income as is consistent with the preservation of capital and liquidity.

    FIDELITY INTERMEDIATE BOND FUND: The Fidelity Intermediate Bond Fund consists of investment-grade fixed income obligations. The fund seeks a high level of current income.

    FIDELITY MAGELLAN FUND: The Fidelity Magellan Fund consists of common stocks, and securities convertible to common stock, issued by companies operating in the United States or abroad. The fund seeks long-term capital appreciation.

    FIDELITY GROWTH COMPANY FUND: The Fidelity Growth Company Fund consists mainly of investments in companies with above average growth characteristics as demonstrated in earnings or gross sales. The fund seeks long-term capital appreciation.

    FIDELITY OVERSEAS FUND: The Fidelity Overseas Fund consists of investments in securities of issuers whose principal activities are outside the United States. The fund seeks long-term capital appreciation.

The following details activity for each of the participant-directed investment accounts at fair value.

                                                                                     Fidelity
                                    Microsoft       Fidelity        Fidelity        Retirement
                                   Corporation      Magellan       U.S. Equity     Money Market
                                   Stock Fund         Fund         Index Fund         Fund
                                   -----------     -----------     -----------     -----------
Balance, December 31, 1993         $57,717,671     $19,930,432     $20,685,406     $16,776,143

  Net investment income (loss)      30,227,408        (534,447)        235,253         753,604
  Employer contributions             2,965,531       2,303,844       1,207,840       1,055,766
  Employee contributions             9,650,674       7,649,724       3,981,633       3,294,995
  Benefits paid to participants     (2,610,753)       (712,176)       (940,002)     (1,177,295)
  Transfers                         (1,903,226)      2,154,469      (1,802,001)       (821,811)
                                   -----------     -----------     -----------     -----------

Balance, December31,1994           $96,047,305     $30,791,846     $23,368,129     $19,881,402
                                   ===========     ===========     ===========     ===========


                                      Fidelity                                                         Total
                                       Growth          Fidelity       Fidelity       Participant       assets
                                       Company      Intermediate     Overseas          Loan          available
                                        Fund            Fund            Fund            Fund         for benefits
                                     -----------     -----------     -----------     -----------     ------------
Balance, December 31, 1993           $11,638,038     $14,653,568     $5,292,574      $1,122,588      $147,816,420

  Net investment income (loss)          (300,914)       (286,380)       (94,674)                       29,999,850
  Employer contributions               1,304,567         964,777        814,411                        10,616,736
  Employee contributions               4,729,657       3,052,750      3,015,089                        35,374,522
  Benefits paid to participants         (606,881)       (646,537)      (277,867)                       (6,971,511)
  Transfers                            1,049,661      (1,962,767)     2,540,638         745,037
                                     -----------     -----------     -----------     ----------      ------------

Balance, December 31, 1994           $17,814,128     $15,775,411     $11,290,171     $1,867,625      $216,836,017
                                     ===========     ===========     ===========     ==========      ============

NOTE 3:      PARTICIPANT LOANS

Effective January 1, 1993, Plan participants are permitted to borrow up to 50% of the total vested account balance. Participants are limited to one residential loan and one nonresidential loan outstanding. The interest rate for residential loans is based on the yield for the Federal Home Loan Mortgage Corporation 30-year mortgage commitment for a standard conventional fixed rate mortgage, plus 1%. The interest rate for nonresidential loans will be the prime rate on corporate loans plus 1%. The range of interest rates was 7% - 9.5% for nonresidential loans and 8.78% - 10.26% for residential loans for the year ended December 31, 1994. Loan repayment is made through after-tax semimonthly payroll deductions over a period of up to 15 years for residential loans and five years for nonresidential loans. If a participant's employment terminates for any reason and the loan balance is not paid in full by the participant in the month of termination, the loan balance will be cancelled and become taxable income to the participant.

NOTE 4:      TAX STATUS

The Internal Revenue Service has determined and informed the Plan by a letter dated June 18, 1990, that the Plan is tax-exempt under the appropriate sections of the Internal Revenue Code (the Code). The Plan has been amended subsequent to the date of the determination letter. The Plan administrator, however, believes that the Plan is in compliance with the applicable requirements of the Code. As such, they believe the Plan is tax-exempt as of the financial statement date. Accordingly, no provision for income taxes has been recorded.

MICROSOFT CORPORATION SAVINGS PLUS PLAN

ITEM 27(a) - SUPPLEMENTAL SCHEDULE OF ASSETS HELD FOR INVESTMENT
DECEMBER 31, 1994

                                                                Shares                                        Fair
                                                               or units                Cost                   value
                                                              ----------           ------------          -------------
DESCRIPTION OF ASSETS:
      Microsoft Corporation Stock Fund                         1,571,326           $ 45,542,299           $ 96,047,305
      Fidelity U.S. Equity Index Fund                          1,381,912             21,918,218             23,368,129
      Fidelity Retirement Money Market Fund                   19,881,402             19,881,402             19,881,402
      Fidelity Intermediate Bond Fund                          1,604,823             16,602,396             15,775,411
      Fidelity Magellan Fund                                     460,955             31,616,996             30,791,846
      Fidelity Growth Company Fund                               653,490             18,421,938             17,814,128
      Fidelity Overseas Fund                                     413,559             11,132,566             11,290,171
      Participant loans receivable                                                    1,867,625              1,867,625
                                                                                   ------------           ------------
                                                                                   $166,983,440           $216,836,017
                                                                                   ============           ============

MICROSOFT CORPORATION SAVINGS PLUS PLAN

ITEM 27(d) - SUPPLEMENTAL SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED DECEMBER 31, 1994

                                               Purchases                                 Sales
                                             ------------      ----------------------------------------------------------------
                                                                                                 Fair value
                                               Purchase         Selling           Cost          of asset on           Net gain
                                                price            price          of asset       transaction date        (loss)
                                              -----------      ----------      ----------      ----------------      ----------
SERIES OF TRANSACTIONS:
   Microsoft Corporation Stock Fund           $16,657,341      $8,526,670      $5,020,086         $8,526,670         $3,506,584
   Fidelity Magellan Fund                      15,318,082       2,938,371       3,001,448          2,938,371            (63,077)
   Fidelity Intermediate Bond Fund              5,573,490       3,089,675       3,153,371          3,089,675            (63,696)
   Fidelity Overseas Fund                       7,510,209       1,227,829       1,164,110          1,227,829             63,719
   Fidelity Retirement Money Market Fund        7,921,260       4,816,001       4,816,001          4,816,001
   Fidelity U.S. Equity Index Fund              6,457,870       3,306,876       3,050,705          3,306,876            256,171
   Fidelity Growth Company Fund                 9,157,878       1,990,665       2,004,396          1,990,665            (13,731)






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